Exhibit 99.1

Mawson Infrastructure Group, Inc. Announces Financial Results for Third Quarter 2022

Q3 2022 revenue of $28.3 Million, up 160% vs Q3 2021

Q3 2022 gross profit of $10.1 Million, up 20% v Q3 2021

Q3 2022 non-GAAP EBITDA of $8.8 Million, up 203% v Q3 2021

Sale of Georgia Facility to CleanSpark Inc for ~$40 Million1

Atlanta, Georgia and Sydney Australia — November 14th, 2022 — Mawson Infrastructure Group, Inc. (NASDAQ:MIGI) (“Mawson”), a digital infrastructure provider, is pleased to announce business highlights and financial results for the third quarter of 2022.

James Manning, CEO of Mawson, said, "Q3 saw the Mawson team focus on the exit from our Georgia facility and the expansion of our Pennsylvania facilities, where we have both low costs of energy and large-scale expansion opportunities. The Georgia facility exit is expected to result in an unaudited $18 million profit on sale, to be recognized in the fourth quarter of 2022. Cash and stock proceeds of sale have been received from CleanSpark, Inc throughout October and November in line with previous guidance, placing Mawson in a strong position from a balance sheet perspective given the current economic environment. Further stock earn-outs and repayment of promissory notes (including interest payments) related to the transaction are expected to be paid over Q4 and into Q1. Our Energy Markets Program continues to perform strongly, generating $6.3 million in Q3, our self-mined Bitcoin operations produced $5.9 million in Q3, and our Hosting Co-location business generated $5.7 million over the period. We are pleased with how our diversified business has performed over Q3 and look forward to an exciting Q4 and 2023.”

Q3 2022 Financial and Business Highlights

●	Q3 2022 revenue of $28.3 Million, up 160% vs Q3 2021

●	Q3 2022 gross profit of $10.1 Million, up 20% v Q3 2021

●	Q3 2022 non-GAAP EBITDA of $8.8 Million, up 203% v Q3 2021

●	282 Self-mined Bitcoin produced in Q3 2022 generating $5.9 million in revenue

●	Mawson Energy Markets Program Generates $6.3 Million in revenue, up 1160% vs Q2, 2022

●	Hosting Co-location revenue of $5.7 Million, up 58% v Q2 2022

●	Sale of Georgia Facility to CleanSpark Inc (CLSK:NASDAQ) for approximately $40 Million[1]

●	220 megawatt Pennsylvania Bitcoin Mining Facilities expansion continues, capable of operating at approximately 8.0 Exahash of Bitcoin Mining and Hosting Co-location by the end of 2023[2]

Subsequent to Quarter End

●	Financial close of Georgia facility sale to CleanSpark Inc for approximately $40 Million[1]

[1]	Mixture of cash and stock. Assumes maximum earn outs are achieved, no adjustments are made to the purchase price, the CleanSpark stock price as at October 7, 2022, and rounding.

[2]	Assumes all equipment deployed and 100% online, plus the construction of all contracted sites on time, actual results are likely to vary in a negative manner. Construction delays are common and it is rare for all equipment to be deployed and 100% online, however accurate historical downtime averages are difficult to calculate and also may not provide an accurate picture due to differences moving forward. Investors should consider all risk factors related to uptime when considering these figures, which are a best case scenario. The above information is for general information purposes only, and are forward looking statements which should not be relied upon as being necessarily indicative of future results. Mawson takes no responsibility for the accuracy of third party information, including websites. Please see our Risk Factors in our Annual Report on Form 10-K filed March 21, 2022, under the Sub-Heading Risks Relating to Our Business and Management for important risks related to our Self-Mining.

2023 Strategic Focus

●	Expand Bitcoin Self-Mining and Hosting Co-location operations to 4.5 Exahash by Q1, 2023 and to our anticipated 8.0 Exahash by Q4, 2023.

●	Continue the expansion of our 220 megawatt Pennsylvania facilities, where the company has low energy costs and large scale expansion opportunities.

●	Continue with our Energy Markets Program, which generates revenue and reduces overall costs of production.

●	Continue with our strong ESG focus across our business.

●	Secure additional large-scale site(s) for long term digital infrastructure capacity.

●	Explore opportunities to expand our digital infrastructure business.

●	Develop strategic partnerships and relationships with customers and communities.

●	Continue to explore further asset or development site sales to free up capital for deployment at our preferred sites / those sites which best meet Mawson's investment criteria.

Aerial view of Midland, Pennsylvania facility expansion

Aerial view of Midland, Pennsylvania facility expansion

Conference Call Information:

Date: Monday, November 14, 2022

Time: 5:00 p.m. Eastern Time

Dial in Number for U.S. Callers: 1-877-300-8521

Dial in Number for International Callers: 1-412-317-6026

Please Reference Conference ID: 10172926

The call will also be accompanied live by webcast and will be accessible at: https://viavid.webcasts.com/starthere.jsp?ei=1580792&tp_key=27b22f2c06

A new Investor Presentation will be available on the website at www.mawsoninc.com prior to the call.

To join the live conference call, please dial in to the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A replay will be available starting on November 14, 2022 at approximately 8:00 p.m. ET through November 28, 2022 at 11:59 P.M. ET. To access the replay, please dial 1-844-512-2921 in the U.S. and 1-412-317-6671 for international callers. The conference ID# is 10172926.

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About Mawson Infrastructure

Mawson Infrastructure Group (NASDAQ: MIGI) is a digital infrastructure provider, with multiple operations throughout the USA and Australia. Mawson’s vertically integrated model is based on a long-term strategy to promote the global transition to the new digital economy. Mawson matches sustainable energy infrastructure with next-generation mobile data center (MDC) solutions, enabling low-cost Bitcoin production and on-demand deployment of infrastructure assets. With a strong focus on shareholder returns and an aligned board and management, Mawson Infrastructure Group is emerging as a global leader in ESG focused Bitcoin mining and digital infrastructure.

For more information, visit: www.mawsoninc.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 21, 2022 and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on May 16, 2022, and August 22, 2022, and November 14, 2022 and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Investor Contact:
Brett Maas
646-536-7331
brett@haydenir.com
www.haydenir.com

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